UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2017

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI  53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                                           Other Events.

On August 11, 2017, Exact Sciences Corporation (the “Company”) reported that Kevin Conroy, Chairman and Chief Executive Officer, has entered into a pre-arranged, written stock trading plan (the “Plan”) that is intended to satisfy the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934.

The Plan covers the remaining portion of the stock option granted to Mr. Conroy in March 2009 that expires in March 2019. Pursuant to the Plan, beginning in November, 2017, on a date after the Company releases earnings for the third quarter of 2017, through April, 2018, Mr. Conroy intends to exercise the remaining 1,018,079 shares covered by the option and sell such shares in an orderly manner, based on a predetermined formula, schedule of dates and minimum prices. Mr. Conroy has informed the Company that he has entered into the Plan to exercise the option to avoid loss of the option through expiration and sell the shares received upon exercise.  Mr. Conroy will use the proceeds (1) for financial planning purposes and (2) to pay the applicable exercise price and taxes due upon the exercise and sale of the shares.  Assuming the sale of all the shares covered by the Plan, Mr. Conroy would continue to own in excess of 1,700,000 shares of Company common stock, including vested and unvested options and restricted stock units.

Transactions under the Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission, as required by law.

It is possible that other executive officers and directors of the Company may enter into similar stock trading plans in the future. Except as may be required by law, the Company does not undertake to report on stock trading plans by other Company officers or directors, nor report modifications, terminations or other activities under Mr. Conroy’s Plan or the plan of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: August 11, 2017	By:	/s/ Jeffrey T. Elliott
Jeffrey T. Elliott
Chief Financial Officer